Exhibit 10.99

TERMINATION AGREEMENT

THIS AGREEMENT for the termination (“Termination Agreement”) of certain agreements by and between Anesiva, Inc., a Delaware corporation, having a principal place of business at 400 Oyster Point Boulevard, Suite 502, South San Francisco, California 94080 (“Anesiva”), and Green Vision Company with a principal place of business at Al Azizya, Doha, Qatar (“GVC”) dated April 16, 2008 is made and entered into as of the 10th day of November, 2009 (the “Effective Date”). Anesiva and GVC may be referred to individually herein as a “Party” and collectively as the “Parties.”

WHEREAS, Anesiva and GVC are parties to a License and Distribution Agreement dated April 16, 2008 (“the License Agreement”); and

WHEREAS, Anesiva and GVC wish to terminate the License Agreement as mutually agreed upon and detailed herein.

NOW, THEREFORE, the Parties in consideration of the mutual undertakings and covenants contained herein and parties hereto, intending to be legally bound and for good and valid consideration, hereby agree as follows:

1.	The License Agreement is hereby terminated as of the Effective Date.

2.	Within fifteen (15) days after the closing of the merger by and between Anesiva, Inc. and Arcion Therapeutics, and no later than December 30th, 2009 in all circumstances, Anesiva shall pay GVC the sum of Twenty Five Thousand Dollars ($25,000) in United States dollar by bank transfer to GVC’s bank account in Qatar.

3.	Within thirty (30) days of the Effective Date, GVC will be responsible for terminating any agreements entered into with Affiliates or other parties pursuant to the License Agreement.

4.	Upon the Effective Date, each Party will immediately release and discharge the other Party, and all of its Affiliates, from any and all of its obligations and responsibilities, whether known or unknown, under the License Agreement.

5.	Any and all confidential and/or proprietary information disclosed pursuant to the License Agreement and covered by the Confidential Disclosure Agreement entered into by the Parties on January8, 2008 and made, by reference, part of the License Agreement shall be extended for a term of five (5) years following the Effective Date of this Termination Agreement.

GVC TERMINATION AGREEMENT	PAGE 1 OF 2

6.	The Parties agree that this Termination Agreement shall be governed by and construed in accordance with the laws of the State of California.

7.	Each Party represents and warrants that it is fully authorized to enter into this Termination Agreement and to carry out the obligations provided for herein.

8.	This Termination Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute a single instrument.

9.	This Termination Agreement constitutes the entire agreement of the parties concerning the subject matter hereof, superseding all prior and contemporaneous proposals, negotiations, communications and agreements, written or oral, with respect to the subject matter of this Termination Agreement.

IN WITNESS WHEREOF, the Parties, have authorized and executed this Termination Agreement the date and year first written above.

Executed by	Executed by
GREEN VISION COMPANY	ANESIVA, INC.
P.O. Box 55272	400 Oyster Point Boulevard, Suite 502
Doha, Qatar	South San Francisco, CA 94080

/s/ Amjad Abdullah	/s/ John H. Tran

Name: Amjad Abdullah	Name: John H. Tran
Title: Managing Partner	Title: VP, Finance & Chief Accounting
Managing Partner, Sales & Operation

GVC TERMINATION AGREEMENT	PAGE 2 OF 2